UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 15, 2007

Radian Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

215-231-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
Sheet Arrangement of a Registrant

     Radian Group Inc. (the “Company”) has a $400 million, unsecured revolving credit facility, expiring in 2011 (the "Credit Agreement"). The details of the unsecured revolving credit facility were previously disclosed in Item 2.03 of a Current Report on Form 8-K filed by the Company on December 19, 2006, and are incorporated into this Item 2.03 as if fully set forth herein. On August 15, 2007, the Company drew down $200 million in principal amount under the facility, which will initially bear interest at a base rate of 8.25% per year before rolling over in four business days to the lower Eurodollar rate plus an applicable margin as specified in the Credit Agreement. The proceeds of the draw down will be used for general corporate purposes. Although the Company has no immediate needs for additional liquidity, in light of current market conditions, the Company drew on the facility to provide it with greater financial flexibility and adequate liquidity for the long-term. After the draw down, the remaining credit available under the facility is $200 million; the Company has no current plans to draw down the remainder.

     The foregoing descriptions of the unsecured revolving credit facility and the draw down are qualified in their entirety by reference to the complete copy of the Credit Agreement filed as Exhibit 10.1 to the Current Report on Form 8-K filed on December 19, 2006, which is incorporated into this Item 2.03 as if fully set forth herein.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: August 16, 2007	By: /s/ Teresa A. Bryce
Teresa A. Bryce
Executive Vice President, General Counsel and
Secretary